Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. To Sell 75% of Interest in SPN Resources LLC
Sale Reflects Continued Execution of Geographic Diversification Strategy
Harvey, La. – February 26, 2008 — Superior Energy Services, Inc. (“the Company”) announced today that it has entered into a purchase agreement to sell 75% of its interest in SPN Resources LLC to Dynamic Offshore LLC and its affiliated companies for $165 million in cash. The transaction is expected to close during the first quarter of 2008 and is effective January 1, 2008.
The Company will retain the preferential rights on all service work and has entered into a turnkey contract to perform well abandonment and decommissioning work associated with oil and gas properties owned and operated by SPN Resources at closing.
Founded in 2003, SPN Resources acquires and produces mature oil and gas properties in the Gulf of Mexico. SPN Resources utilizes the Company’s well intervention expertise to increase reserves. The Company’s assets are typically deployed during off-peak periods, resulting in additional efficiencies as idle, fixed-cost services are put to work on an incremental cost basis. The production-enhancement work from SPN Resources provides the Company additional opportunities to further demonstrate its competencies in enhancing, maintaining and extending production.
Terence Hall, Chairman and CEO of Superior, commented, “This transaction unlocks the value in SPN Resources while allowing Superior Energy Services to further execute its strategy of geographic diversification. We started SPN Resources at a time when our primary focus was on growing in the Gulf of Mexico. As evidenced by our continuing organic growth and acquisitions, our strategic focus has resulted in the expansion of our core products and services into domestic land and international markets. We are less dependent on the Gulf of Mexico than we were five years ago as the Gulf represents less than 45% of revenue from our core businesses (well intervention, rental tools and liftboats). The sale of a significant stake in SPN Resources enhances our flexibility in pursuing additional value-creating opportunities.
“I want to commend the management team at SPN Resources, led by its president Greg Miller, for building an efficient, well-managed oil and gas production company from no assets and little capital to a business that has proved oil and gas reserves of 13.7 million barrels of oil equivalent at the end of 2007. We look forward to continuing our relationship with SPN Resources, and Matt McCarroll and the management of Dynamic Offshore both in the form of our equity investment and our commitment to successfully completing ongoing service work and executing decommissioning work on its existing properties. The employees of SPN Resources will become part of the Dynamic organization at closing.”
The Company expects the after-tax cash proceeds to be approximately $130 million and expects to book a pre-tax gain of between $55 million and $60 million. Once the transaction closes, Superior will use the equity method to account for its remaining 25% interest in SPN Resources.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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